Exhibit 10.16

UNIT EXCHANGE AGREEMENT

This Unit Exchange Agreement (this “Agreement”) is made and entered into as of November 11, 2022 (the “Effective Date”) by and among Triller Hold Co LLC, a Delaware limited liability company (“Triller”); JuliusWorks, LLC, a Delaware limited liability company and the successor by conversion of JuliusINC. (“JuliusLLC” and, together with JuliusINC, individually or collectively, as the context may require, “Julius”); and Julius Holdings Inc., a Delaware corporation (“HoldCo”). Triller, Julius and HoldCo are referred to collectively herein as the “Parties” and individually as a “Party.” Capitalized terms used but not otherwise defined throughout in this Agreement shall have the meanings set forth in Section 6.1.

RECITALS

A. Prior to the Reorganization (as defined below), the Persons set forth on Exhibit A attached hereto owned those certain Equity Interests in Juliusworks, Inc., a Delaware corporation (“JuliusINC”), in each case, as set forth next to such Person’s name on Exhibit A attached hereto, which Equity Interests constituted all of the issued and outstanding Equity Interests of Julius on a fully diluted basis as of immediately prior to the Reorganization.

B. In anticipation of the consummation of the transactions contemplated herein, prior to the execution and delivery of this Agreement, JuliusINC underwent an internal reorganization and entered into a series a transactions (collectively, the “Reorganization”) pursuant to which: (a) the Promissory Notes were amended such that (i) all outstanding rights and obligations of JuliusINC to issue Equity Interests in respect thereof were terminated and (ii) payoff of such Promissory Notes shall occur concurrently or immediately following payoff of the senior indebtedness with Silicon Valley Bank; (b) all outstanding principal sum, together with all accrued and unpaid interest thereon, in respect of the Convertible Notes were converted or exchanged into shares of common stock, par value $0.0001 per share, of JuliusINC; (c) immediately after the transactions contemplated in clauses (a) and (b), Julius Merger Co. Inc., a Delaware corporation and direct, wholly-owned Subsidiary of HoldCo (“Merger Sub”), merged with and into JuliusINC, with JuliusINC being the surviving company and direct, wholly-owned Subsidiary of HoldCo (the “Merger”); (d) in connection with the Merger, each share of common stock, par value $0.0001 per share of JuliusINC, issued and outstanding immediately prior to the effective time of the Merger, converted into the right to receive one validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share, of HoldCo, all pursuant to the Merger Agreement; (e) in connection with the Merger, all of the issued and outstanding options granted under the Stock Incentive Plan and the applicable incentive stock option agreements to which each grantee is a party was assumed by HoldCo pursuant to the Merger Agreement; (f) in connection with the Merger, all of the unexpired and unexercised warrants to acquire Julius common stock to which each holder is a party was assumed by HoldCo pursuant to the Merger Agreement and (g) immediately after the effective time of the Merger, a certificate of conversion and a certificate of formation were filed with the Delaware Secretary of State pursuant to the Merger Agreement to effectuate a conversion of JuliusINC’s organizational structure from a Delaware corporation into a Delaware limited liability company (the “Conversion”).

C. As of immediately after the Reorganization, HoldCo owns all of the issued and outstanding securities of Julius (the “Julius Securities”).

D. On the terms and subject to the conditions set forth in this Agreement, Triller desires to acquire from HoldCo, and HoldCo desires to transfer, convey and contribute to Triller, the Julius Securities, free and clear of any Liens (as defined in this Agreement), in exchange for the consideration of up to 703,829 newly-issued Class B Common Units of Triller, as determined pursuant to Section 1.1 of this Agreement, plus any Earnout Consideration that Holdco may become entitled to receive pursuant to Section 1.3 of this Agreement (such transaction, the “Exchange”).

In consideration of the foregoing premises, the mutual agreements and covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

THE BASIC TRANSACTION

1.1 Exchange; Indemnification Holdback; Management Incentive Consideration.

(a) On the terms and subject to the conditions set forth in this Agreement, on the Effective Date, simultaneously with the execution and delivery of this Agreement and the Related Agreements, (i) HoldCo shall contribute, transfer, assign, convey and deliver to Triller, and Triller shall acquire and accept from HoldCo, the Julius Securities, free and clear of any Liens; and (ii) Triller shall pay or issue to HoldCo, and HoldCo shall acquire and accept from Triller, the Closing Unit Consideration.

(b) The Closing Unit Consideration shall be calculated in accordance with the following formula:

Where:

U	= The number of Class B Common Units issuable by Triller to HoldCo at the Closing (the “Closing Unit Consideration”);

A	= The amount of Closing Indebtedness; and

C	= The Indemnification Holdback Amount.

(c) 175,957 Class B Common Units (the “Indemnification Holdback Amount”) shall be held back and retained by Triller as partial security for Losses in respect of Claims for which the Triller Indemnified Parties are entitled to indemnification from HoldCo pursuant to Article 5. Any portion of the Indemnification Holdback Amount remaining available to HoldCo after the expiration of the General Survival Period shall be released to HoldCo in accordance with the terms, conditions and limitations set forth in Article 5.

(d) Concurrently with the consummation of the Exchange, Triller shall grant to the Key Employees 88,000 Restricted Class B Common Units (the “Management Incentive Equity”). The Management Incentive Equity shall be allocated as set forth on Exhibit B and subject to the terms and conditions set forth in the form of Management Equity Agreement attached hereto as Exhibit C. Triller and each Key Employee shall enter into a Management Equity Agreement, effective as of the Effective Date.

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement via the remote exchange of documents and signatures. Notwithstanding the date on which the Closing actually occurs (the “Closing Date”), the Exchange will be deemed effective as of 12:01 am Pacific Time on the Closing Date.

1.3 Earnout Consideration.

(a) In the event that Julius satisfies the Annual Cash Flow Conditions and achieves the Gross Revenue Milestones set forth on Schedule 1.3 (the “Earnout Calculation Schedule”), HoldCo shall be entitled to receive up to $16 million in contingent consideration (“Earnout Consideration”) based upon the financial performance of Julius during the Measurement Periods as set forth on the Earnout Calculation Schedule.

Unit Exchange Agreement

(b) Promptly following the expiration of each Measurement Period, Julius and Triller shall deliver to HoldCo a notice containing a calculation of Julius’s Gross Revenue and Cash Flows during such Measurement Period based on the financial statements of Julius for such Measurement Period, together with supporting documentation reasonably acceptable to HoldCo that validates such calculation (each such notice, an “Earnout Calculation Notice”). HoldCo shall have a period of fifteen (15) days after receipt of a Earnout Calculation Notice (each, a “Review Period”) to review the Earnout Calculation Notice and the evidence Julius and Triller submitted therewith and, if HoldCo so determines, to dispute the calculations set forth in the Earnout Calculation Notice. In the event HoldCo so disputes any such calculation, the Parties shall attempt to resolve the dispute privately for a period of thirty (30) days (the “Negotiation Period”). If after the expiration of a Negotiation Period no resolution has been reached, the Parties shall submit the dispute to an independent accounting firm mutually acceptable to HoldCo and Triller, who shall review Julius’s financial statements and make a determination as to Julius’s Gross Revenue and Cash Flows during the applicable Measurement Period, which determination shall be final and binding upon the Parties (the “Accountant Determination”).

(c) Provided that Julius shall have satisfied the applicable Annual Cash Flow Condition, promptly (but in any event within five (5) business days) after the expiration of each Review Period or, if applicable, Negotiation Period or, if applicable, an Accountant Determination, Triller shall pay or issue to HoldCo Earnout Consideration consisting of:

(i) With respect to the First Measurement Period, (x) an amount, via certified check or wire transfer of immediately available funds, equal to the amount set forth on Schedule 1.3 which corresponds with the percentage on Schedule 1.3 equal to the percentage obtained by calculating the fraction, the numerator of which is Julius’s Gross Revenue during the First Measurement Period and the denominator of which is the First Period Target (the “First Period Earnout Amount”), expressed as a percentage; or, if Triller elects in its sole and absolute discretion, (y) that number of Earnout Units which equals the amount obtained by calculating the fraction, the numerator of which is the First Period Earnout Amount and the denominator of which is the Triller Per-Unit Value, rounded down to the nearest whole unit; and

(ii) With respect to the Second Measurement Period, (x) an amount, via certified check or wire transfer of immediately available funds, equal to the sum of (I) the amount set forth on Schedule 1.3 which corresponds with the percentage on Schedule 1.3 equal to the percentage obtained by calculating the fraction, the numerator of which is Julius’s Gross Revenue during the Second Measurement Period and the denominator of which is the Second Period Target (the “Second Period Earnout Amount”), expressed as a percentage, plus (II) in the event that Julius’s Gross Revenue during the Second Measurement Period exceeds the Second Period Target (such excess, “Excess Revenue”), an amount equal to (A) the amount set forth on Schedule 1.3 which corresponds with the percentage on Schedule 1.3 equal to the percentage obtained by calculating the fraction, the numerator of which is the sum of Julius’s Gross Revenue during the First Measurement Period plus the Excess Revenue and the denominator of which is the First Period Target (the “First Period Earnout Amount”), expressed as a percentage, less (B) the First Period Earnout Amount (such calculated amount, the “Excess Revenue Earnout Amount”); or, if Triller elects in its sole and absolute discretion, (y) that number of Earnout Units which equals the amount obtained by calculating the fraction, the numerator of which is the sum of the Second Period Earnout Amount plus the Excess Revenue Earnout Amount and the denominator of which is the Triller Per-Unit Value, rounded down to the nearest whole unit.

(d) Triller may make business decisions in good faith as it deems appropriate in connection with the conduct of Julius’s business (including actions that may have an impact on Gross Revenue), and this covenant shall not be the basis for any Actions arising from or in connection with actions taken (or omitted from being taken) by or on behalf of Triller whereby the primary purpose was not to decrease Julius’s Gross Revenue or negatively impact achievement of the Annual Cash Flow Conditions.

Unit Exchange Agreement

Without limiting the foregoing, Triller agrees to comply with the obligations set forth on Schedule 1.3 during the period commencing upon the Closing and expiring concurrently with the Second Measurement Period.

(e) From and following the Closing until the conclusion of the Second Measurement Period, Triller shall provide HoldCo with copies of all financial statements, budgets, materials and other information that it provides to any member of Triller pursuant to Section 9.3 of the LLC Agreement at the same time and in the same manner as provided to such members.

1.4 Closing Deliverables.

(a) Deliveries by HoldCo and Julius. At or prior to the Closing, HoldCo will deliver or cause to be delivered to Triller all of the following:

(i) to the extent Julius Securities are evidenced by certificates, certificates evidencing the Julius Securities, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) a duly executed assignment transferring to Triller good and marketable title to the Julius Securities;

(iii) the consents, waivers, authorizations and approvals set forth on Schedule 2.4;

(iv) a joinder to the LLC Agreement, in the form provided by Triller, duly executed by HoldCo;

(v) resignations of the directors of JuliusINC effective as of immediately prior to the Conversion;

(vi) a certificate, dated the Closing Date and signed by a duly authorized officer of Julius, that each of the representations and warranties set forth in Article 2 and Article 3 are true and correct in all respects;

(vii) certificate of the Secretary (or equivalent officer) of Julius certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the board of directors (or equivalent governing body) of Julius authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the sole equityholder approving the Exchange, adopting this Agreement and the Related Agreements, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(viii) certificate of the Secretary (or equivalent officer) of HoldCo certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the board of directors of HoldCo authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the stockholders of HoldCo approving the Exchange, adopting this Agreement and the Related Agreements, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ix) a certificate of good standing from the Secretary of State of the State of Delaware with respect to each of HoldCo and Julius;

Unit Exchange Agreement

(x) a certificate executed by the Chief Financial Officer of Julius certifying on behalf of Julius that, after the Closing, Julius has no outstanding Indebtedness other than the Indebtedness set forth on Schedule 1.4(a)(x);

(xi) a certificate of non-foreign status, dated as of the Closing Date and duly executed by HoldCo, that meets the requirements set forth in Treasury Regulations Section 1.1445-2(b)(2) and Section 1446(f) of the Code; and

(xii) such other documents or instruments as Triller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) Deliveries by Triller. Except as otherwise set forth below, on or prior to the Closing, Triller shall deliver to HoldCo the following:

(i) a certificate of the Secretary (or equivalent officer) of Triller certifying that attached thereto are true and complete copies of (A) all resolutions adopted by the board of managers of Triller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect as of the Effective Date and (B) the certificate of formation of Triller and the LLC Agreement, each of which is in full force and effect as of the Effective Date;

(ii) Evidence of the issuance of the Closing Unit Consideration to HoldCo reasonably satisfactory to HoldCo, together with a notation of a legend substantially in the following form in the unit register, stock records or other equivalent record of Triller next to the written entry reflecting the Closing Unit Consideration:

THE CLASS B COMMON UNITS REPRESENTED BY THIS WRITTEN ENTRY ARE SUBJECT TO THAT CERTAIN UNIT EXCHANGE AGREEMENT, DATED AS OF NOVEMBER 11, 2022, BY AND AMONG THE COMPANY, JULIUSWORKS, LLC, AND JULIUS HOLDINGS INC. THE CLASS B COMMON UNITS REPRESENTED BY THIS WRITTEN ENTRY ARE SUBJECT TO REDEMPTION BY THE COMPANY IN ACCORDANCE WITH THE PROVISIONS OF SUCH UNIT EXCHANGE AGREEMENT. EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH UNIT EXCHANGE AGREEMENT, NO SALE, TRANSFER OR OTHER DISPOSITION OF THE CLASS B COMMON UNITS REPRESENTED BY THIS WRITTEN ENTRY MAY BE MADE.

(iii) a certificate of good standing from the Secretary of State of the State of Delaware with respect to Triller;

(iv) such other documents or instruments as HoldCo reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement; and

(v) promptly after the Closing, evidence of payment of $10,000 of transaction expenses of Julius or HoldCo incurred in connection with the consummation of the transactions contemplated by this Agreement, on behalf of Julius, to Nixon Peabody LLP.

1.5 Conditions to Closing. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) Conditions to Obligations of Triller.

(i) Triller’s receipt of all closing deliverables set forth in Section 1.4(a).

Unit Exchange Agreement

(ii) No Action shall have been commenced against Julius or HoldCo. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(iii) All approvals, consents and waivers that are listed on Schedule 2.4 shall have been received, and executed counterparts thereof shall have been delivered to Triller at or prior to the Closing.

(iv) Julius having no Indebtedness other than the Indebtedness set forth on Schedule 1.4(a)(x).

(v) Silicon Valley Bank shall have executed and delivered a consent to the Transactions, in substantially the form attached hereto as Exhibit 1.5(a)(v) (the “SVB Consent”).

(b) Conditions to Obligations of HoldCo.

(i) No Action shall have been commenced against Triller. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(ii) HoldCo’s receipt of all closing deliverables set forth in Section 1.4(b).

(iii) Silicon Valley Bank shall have executed and delivered the SVB Consent.

1.6 Tax Matters. The Parties acknowledge and agree that the Exchange is intended to constitute a tax-deferred exchange described in Section 721 of the Code and will file their Tax Returns and reports consistent with, and take no Tax position inconsistent with, such treatment.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO JULIUS

HoldCo hereby represents and warrants to Triller that, subject to such exceptions as are disclosed in the attached disclosure schedules (the “Disclosure Schedules”), the following representations are true and complete as of the Effective Date. The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 2, and the disclosures in any section or subsection of the Disclosure Schedules shall qualify other sections and subsections in this Article 2 only to the extent it is reasonably apparent from a reading of the disclosure and/or of the disclosed item(s) that such disclosure is applicable to such other sections and subsections. For purposes of Article 2, the term “Julius” shall refer Julius and its Subsidiaries.

2.1 Organization and Qualification; Standing; Governing Documents.

(a) Julius is a corporation or limited liability company (as applicable) duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has full company power and authority to own, lease and operate its properties and assets and carry out its business as it has been and is now conducted. Julius is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Julius.

(b) The Julius Governing Documents as provided to Triller are true, correct and complete copies of such documents as in effect as of the Effective Date. Julius is not in violation of any of the provisions of the Julius Governing Documents.

Unit Exchange Agreement

2.2 Authority; Binding Effect. Julius has all requisite company power and authority to execute, deliver and perform its obligations under this Agreement and the Related Agreements to which it is a party and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements to which Julius is a party and transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action of Julius. This Agreement and any Related Agreements to which Julius is a party have been duly and validly executed and delivered by Julius and constitute valid and binding obligations of Julius, enforceable against it in accordance with their terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, receivership, conservatorship or similar Laws or judicial decisions relating to or affecting the rights of creditors generally or by the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies (whether considered in a proceeding in equity or at law.

2.3 Non-Contravention. The execution, delivery and performance of each of this Agreement and the Related Agreements to which it is a party by Julius (and the consummation of the transactions contemplated hereby and thereby) do not and will not (a) violate, contravene or conflict with, or result in the violation or breach of, any provision of Julius Governing Documents, (b) violate any provision of Law applicable to Julius or any of its properties or assets, (c) violate or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, or result in Julius’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract of Julius, subject to the receipt of the consents listed in Schedule 2.4, or (d) result in the imposition of any Lien on any of the assets of Julius, except in the cases of clauses (b) or (c), where the violation, breach, conflict, default or failure to give notice would not have a Material Adverse Effect.

2.4 Consents and Approvals. Schedule 2.4 sets forth a list of each consent (including any spousal consents), waiver, authorization or approval of any Governmental Authority or any other Person required in connection with Julius’s execution and delivery of this Agreement and the Related Agreements to which it is a party. Other than the consents, waivers, authorizations and approvals set forth on Schedule 2.4, there are no consents, waivers, authorizations or approvals of any Governmental Authority or any other Person required in connection with Julius’s execution and delivery of this Agreement and the Related Agreements to which it is a party.

2.5 Capitalization; Subsidiaries.

(a) Except for the Julius Securities, (x) there are no Equity Interests of Julius that are issued and outstanding and (y) there are no: (i) outstanding securities convertible or exchangeable into Equity Interests of Julius; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating Julius to issue, transfer or sell any of its Equity Interests or any securities convertible or exchangeable into Equity Interests or to purchase, redeem, or otherwise acquire any of its outstanding Equity Interests; or (iii) voting trusts or other agreements or understandings to which Julius is a party or by which Julius is bound with respect to the voting, transfer or other disposition of its Equity Interests. All of the Julius Securities are duly authorized, validly issued, fully paid and nonassessable and were issued in accordance with all applicable Laws.

(b) All issued and outstanding Julius Securities are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Julius Governing Documents or any agreement to which Julius is a party; and (iii) free and clear of any Liens in respect thereof.

(c) None of the Julius Securities were issued in violation of any agreement, arrangement or commitment or are subject to any preemptive or similar rights of any Person.

Unit Exchange Agreement

(d) No bonds, debentures, notes, or other indebtedness issued by Julius (i) having the right to vote on any matters on which stockholders or equityholders of Julius may vote (or which is convertible into or exchangeable for securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or ownership interests of Julius, are issued or outstanding.

(e) Julius (i) has no Subsidiaries and (ii) does not hold any right to acquire any Equity Interest in any Person.

2.6 Title to and Totality of Assets. Julius has good and marketable fee simple title to or, with respect to Leased Real Property, a valid leasehold interest in, all of the real property and tangible personal property which are reasonably necessary for the conduct of Julius’s business as presently conducted or as proposed to be conducted. All of such properties and tangible assets are free and clear of all Liens and are accurately reflected on the Balance Sheet. Julius’s assets are sufficient for the continued conduct of Julius’s business in substantially the same manner as conducted prior to the Effective Date and constitute all rights, property and assets necessary to conduct Julius’s business as currently conducted.

2.7 Financial Statements; Absence of Certain Changes, Events and Conditions.

(a) Julius has provided to Triller (i) the unaudited balance sheets of Julius as at December 31, 2020 and 2021 and the related statements of income and cash flows for the fiscal years then ended and (ii) unaudited balance sheet of Julius (the “Balance Sheet”) as of June 30, 2022 (the “Balance Sheet Date”) and the related statements of income and cash flows for the fiscal year then ended (the items listed in subsections (i) and (ii), collectively, the “Financial Statements”). The Financial Statements (a) have been prepared from and are consistent with the books and records of Julius, (b) have been prepared in conformity with GAAP, applied on a consistent basis throughout the period involved, (c) are complete and correct in all respects, and (d) present fairly in all material respects the financial position and results of operations of Julius as of their respective dates and for the respective periods covered thereby. Julius maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Since the Balance Sheet Date, other than in the ordinary course of business consistent with past practice, there has not been, with respect to Julius, any:

(i) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii) amendment of the Julius Governing Documents, except with respect to the merger and conversion described in the Agreement and Plan of Merger, dated November 10, 2022, by and among HoldCo, Merger Sub and JuliusINC (the “Merger Agreement”) and the Reorganization;

(iii) split, combination or reclassification of any shares of its capital stock except with respect to the merger and conversion described in the Merger Agreement;

(iv) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock except with respect to the merger and conversion described in the Merger Agreement;

(v) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(vi) material change in any method of accounting or accounting practice of Julius, except as required by GAAP or as disclosed in the notes to Julius’s financial statements;

Unit Exchange Agreement

(vii) material change in any of the following: (a) Julius’s cash management practices, and (b) Julius’s policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(viii) except as provided in Schedule 2.12, entry into any Contract that would constitute a Material Contract;

(ix) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(x) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(xi) transfer, assignment or grant of any license or sublicense under or with respect to any Julius Intellectual Property or Julius IP Agreements, except non-exclusive licenses or sublicenses received or granted in the ordinary course of business consistent with past practice;

(xii) abandonment or lapse of or failure to maintain in full force and effect any registration of Julius Intellectual Property which exists as of the Balance Sheet Date, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in Julius Intellectual Property owned by Julius;

(xiii) material damage, destruction or loss (whether or not covered by insurance) to its property;

(xiv) any capital investment in, or any loan to, any other Person;

(xv) acceleration, termination, material modification to or cancellation of any Material Contract to which Julius is a party or by which it is bound;

(xvi) imposition of any Lien upon any of Julius properties, capital stock or assets, tangible or intangible;

(xvii) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or payment to an employee in connection with any termination of such employee, in each case where the aggregate costs or expenses for each such case exceed $20,000.00, (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant, or (iv) hire or terminate any employee;

(xviii) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees, other than reimbursement of expenses incurred in the ordinary course of business, consistent with past practice;

(xix) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

Unit Exchange Agreement

(xx) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000.00, individually (in the case of a lease, per annum) or $100,000.00 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies or inbound software licenses (including, without limitation, right to use software as a service) in the ordinary course of business consistent with past practice;

(xxi) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(xxii) action to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Julius in respect of any post-closing Tax Period; or

(xxiii) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(c) Julius is and has been in compliance in all material respects with the CARES Act. Julius has no amount outstanding or any other Liabilities under or relating to any loan under the Paycheck Protection Program administrated by the Small Business Administration under the CARES Act.

2.8 No Undisclosed Liabilities. Julius is not subject to any liability, obligation or commitment of any kind whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, except (i) those which are adequately reflected or reserved against in the balance sheet as of the Balance Sheet Date, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

2.9 Taxes.

(a) All federal, state, local or foreign Taxes due and payable by HoldCo or Julius have been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of HoldCo or Julius that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports of HoldCo or Julius by any applicable Governmental Authority. HoldCo and Julius have duly and timely filed all federal, state, local and foreign Tax Returns required to have been filed and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All Tax Returns required to be filed by HoldCo and Julius have been duly and timely filed and each such Tax Return is true, complete and correct in all respects.

(b) No claim has been made by any taxing authority in any jurisdiction where HoldCo and Julius do not file Tax Returns where such claim is that HoldCo or Julius is, or may be, subject to Tax by that jurisdiction.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of HoldCo or Julius.

(d) None of HoldCo or Julius is a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(e) None of HoldCo or Julius has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes, and none of HoldCo or Julius has liability for Taxes of any Person under Section 1.1502-6 of the treasury regulations (or any corresponding provision of state, local or foreign law) as transferee or successor, by contract or otherwise.

(f) HoldCo and Julius have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

Unit Exchange Agreement

(g) Neither HoldCo nor Julius prior to the Reorganization is a “foreign person” as that term is used in Section 1.1445-2 of the treasury regulations or a “distributing corporation” or “controlled corporation” in connection with a distribution described by Section 355 of the Internal Revenue Code. Neither HoldCo nor Julius is, or has been, a party to, or a promoter of, a “reportable transaction” within the meaning of 6707A(c)(1) of the Code and Section 1.6011 4(b) of the treasury regulations.

2.10 Real Property. Julius does not currently and has never owned any real property or any option to acquire any real property. Schedule 2.10 sets forth a list of each existing lease or similar agreement (showing the parties thereto and the physical address covered by such lease or other agreement) under which any of Julius is lessee of, or holds or operates, any real property owned and used in or relating to Julius’s business (the “Leased Real Property”). Each Lease Agreement for the Leased Real Property has been provided or made available to Triller and is in full force and effect. Julius is not in breach under the terms of such Lease Agreements. There are no actions pending or, to the Knowledge of Julius, threatened against or affecting any Leased Real Property.

2.11 Intellectual Property.

(a) Schedule 2.11 contains a correct, current, and complete list of: (i) all Julius IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered trademarks included in the Julius Intellectual Property; (iii) all proprietary software of Julius; and (iv) all other Julius Intellectual Property used or held for use in Julius’s business as currently conducted and as proposed to be conducted. Schedule 2.11 also contains a correct, current and complete list of all Julius IP Agreements, specifying for each the date, title and parties thereto, and separately identifying the Julius IP Agreements: (i) under which Julius is a licensor or otherwise grants to any Person any right or interest relating to any Julius Intellectual Property; (ii) under which Julius is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to Julius’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Julius IP Agreement.

(b) Julius has provided to Triller true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Julius IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Julius IP Agreement is valid and binding on Julius in accordance with its terms and is in full force and effect. Neither Julius nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Julius IP Agreement.

(c) Julius is the sole and exclusive legal and beneficial, and, with respect to the Julius IP Registrations, record, owner of all right, title and interest in and to the Julius Intellectual Property and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of Julius’s business as currently conducted and as proposed to be conducted, in each case, free and clear of any Liens. Julius has entered into binding, valid and enforceable written contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with Julius whereby such employee or independent contractor (i) acknowledges Julius’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Julius; (ii) grants to Julius a present, irrevocable assignment of any ownership interest such employee or independent contractor

Unit Exchange Agreement

may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any so-called “moral rights,” regarding any Intellectual Property, to the extent permitted by applicable Law. Julius has provided Triller with true and complete copies of all such contracts. All assignments and other instruments necessary to establish, record and perfect Julius’s ownership interest in the Julius IP Registrations have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, Julius’s right to own or use any Julius Intellectual Property or Licensed Intellectual Property.

(e) All of the Julius Intellectual Property and Licensed Intellectual Property are valid and enforceable, and all Julius IP Registrations are subsisting and in full force and effect. Julius has taken all necessary steps to maintain and enforce the Julius Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Julius Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. All required filings and fees related to the Julius IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Julius has provided Triller with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Julius IP Registrations.

(f) The conduct of Julius’s business as currently and formerly conducted, including the use of the Julius Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of Julius have not infringed, misappropriated or otherwise violated, and will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of Julius, no Person has infringed, misappropriated or otherwise violated any Julius Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by Julius of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Julius Intellectual Property or Licensed Intellectual Property or Julius’s right, title, or interest in or to any Julius Intellectual Property or Licensed Intellectual Property; or (iii) by Julius or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation or other violation by any Person of the Julius Intellectual Property or such Licensed Intellectual Property. Julius is not aware of any facts or circumstances that could reasonably be expected to give rise to such Action. Julius is not subject to any outstanding or prospective governmental order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Julius Intellectual Property or Licensed Intellectual Property.

2.12 Contracts.

(a) Schedule 2.12 lists each of the following Contracts to which Julius is a party (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property listed or otherwise disclosed on Schedule 2.10 and all Julius IP Agreements set forth on Schedule 2.11 being “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $50,000.00 and which, in each case, cannot be cancelled by Julius without penalty or without more than 30 days’ notice;

(ii) all Contracts that require Julius to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

Unit Exchange Agreement

(iii) all Contracts that provide for the indemnification by Julius of any Person or the assumption of any Tax, environmental or other liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of Julius;

(viii) all Contracts with any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of Julius to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts that provide for any joint venture, partnership or similar arrangement;

(xi) any Contract for which Julius has an outstanding demand for refund of money paid to third parties that are parties to such Contracts and the respective written demands made with respect to the money for which a refund is sought;

(xii) any customer Contract whose aggregate revenue to Julius constitutes more than ten percent (10%) of the billings of Julius during the fiscal year ended December 31, 2020 or which Julius reasonably expects to exceed such percentage in the fiscal year ending December 31, 2021;

(xiii) any Contract containing “most favored nation” or any other preferential pricing provisions;

(xiv) any Contract regarding any Related Party Asset; or

(xv) any other contract that is material to Julius and not previously disclosed pursuant to this Section 2.12(a).

(b) Each Material Contract is valid and binding on Julius in accordance with its terms and is in full force and effect. Neither Julius nor, to Julius’s Knowledge, any other party thereto is in breach of or default under (or alleged to be in breach or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Triller.

2.13 Compliance with Laws. All activities of Julius have been conducted in compliance with all applicable Laws. Julius has not received any written notice from any Governmental Authority to the effect that Julius is not or may not be in compliance with such Laws.

Unit Exchange Agreement

2.14 Claims and Proceedings.

(a) There are no claims, actions, suits, legal or administrative proceedings, orders, injunctions, decrees, stipulations or investigations (each, an “Action”) pending, or to the Knowledge of Julius, threatened, by or against Julius (i) affecting any of its properties or assets or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting Julius or any of its properties or assets. Julius is in compliance with the terms of each governmental order set forth in Schedule 2.14, and no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such governmental order.

2.15 Licenses and Permits. Schedule 2.15 contains a complete list of all material licenses, certificates, privileges, immunities, approvals, franchises, authorizations and permits from any Governmental Authority (collectively, “Permits”) owned or possessed by or applied for by Julius and there are no other Permits required for Julius to operate as currently conducted or as proposed to be conducted. Julius has provided to Triller copies of all such Permits. The Permits are in full force and effect, and Julius is in compliance in all respects with each such Permit. No loss or expiration of any Permit is pending or, to the Knowledge of Julius, threatened other than a loss resulting from expiration in accordance with the terms thereof.

2.16 Employee Benefit Plans.

(a) Schedule 2.16 contains a complete and accurate list of each Employee Benefit Plan. Julius has separately identified (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to or required to be contributed to by Julius primarily for the benefit of employees outside of the United States. With respect to each Employee Benefit Plan, Julius has made available to Triller, to the extent applicable, accurate and complete copies of (1) the Employee Benefit Plan document, including any amendments thereto, and all related trust agreements, insurance contracts or other funding vehicles, (2) a written description of such Employee Benefit Plan if such plan is not set forth in writing, (3) the most recently prepared actuarial report, (4) the most recent Internal Revenue Service favorable determination or opinion letter, Form 5500 and summary plan description, and (5) all material correspondence to or from an Governmental Entity received within the last three years.

(b) Each Employee Benefit Plan has been established, maintained and administered in compliance in all material respects with its terms and the applicable Laws, including ERISA and the Code (if applicable). No Employee Benefit Plan is subject to the minimum funding requirements under Section 412 of the Code or Title IV of ERISA, and neither Julius nor any ERISA Affiliate has sponsored or maintained any such plan within the last six (6) years. No Employee Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA), and neither Julius nor any ERISA Affiliate currently has or has ever had any obligation to contribute to any such multiemployer plan.

(c) No Employee Benefit Plan is the subject of any Action or audit or examination by the Internal Revenue Service, the United States Department of Labor or any other governmental entity.

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with other events, (i) result in any payment becoming due from Julius under any Employee Benefit Plan, (ii) increase any benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan, or (iv) result in payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

Unit Exchange Agreement

2.17 Employment Matters; Employee Relations.

(a) Schedule 2.17 contains a list of all persons who are employees, independent contractors or consultants of Julius as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part time); (iii) hire or engagement date; (iv) current annual base compensation rate or contract fee; (v) bonus, commission or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the Effective Date, all compensation (including wages, commissions, bonuses, fees and all other forms of compensation) to all employees, independent contractors or consultants of Julius for services performed on or prior to the Effective Date have been paid in full, and there are no outstanding agreements, understandings or commitments of Julius with respect to any compensation, commissions, bonuses or fees.

(b) Julius has complied in all material respects with all applicable Laws relating to wages, hours, and discrimination in employment. To the Knowledge of Julius, Julius’s relations with its employees are satisfactory. There have been no union organizing or election activities involving any non-union employees of Julius and, to the Knowledge of Julius, none are threatened as of the date hereof.

2.18 Insurance. Attached hereto as Schedule 2.18 is a list of all insurance policies carried by or for the benefit of Julius, specifying the insurer, the name of the policy holder, the amount of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. All such insurance policies are in full force and effect and Julius is not in default with respect to its respective obligations under any such insurance policies. There are no pending claims that have been denied insurance coverage, and none of those policies may be terminated by the insurer by reason of any change in control of Julius.

2.19 Affiliate Relationships. Schedule 2.19 contains an accurate and complete list of all arrangements between Julius, on the one hand, and any Affiliate, on the other hand, that (a) are currently in effect, (b) are material, and (c) relate to Julius. The assets owned by Affiliates subject to the foregoing arrangements are collectively referred to as the “Related Party Assets.”

2.20 No Brokers. No agent, broker, investment banker or other Person has acted on behalf, or under the authority, of Julius nor will be entitled to any fee or commission directly or indirectly from Julius in connection with the transactions contemplated hereby.

2.21 Books and Records. The minutes books and stock record books of Julius are complete and correct and have been maintained in accordance with sound business practices. The minute books of Julius contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of Julius, and no meeting, or action taken by written consent, or any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. All books and records of Julius are in the possession of Julius.

2.22 Full Disclosure. No representation or warranty by HoldCo in this Agreement, and no statement contained in the Disclosure Schedules or any certificate or other document furnished or to be furnished to Triller pursuant to this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Unit Exchange Agreement

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF HOLDCO

HoldCo hereby represents and warrants to Triller that as of the Effective Date:

3.1 Organization. HoldCo is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. HoldCo has all requisite organizational power and authority necessary to own and operate its properties and assets and carry out its business as now conducted.

3.2 Authority; Binding Effect. HoldCo has all requisite power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party, and to carry out the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which it is a party have been duly and validly executed and delivered by HoldCo and constitute the valid and binding obligation of HoldCo, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, receivership, conservatorship or similar Laws or judicial decisions relating to or affecting the rights of creditors generally.

3.3 No Conflicts. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by HoldCo does not and will not (a) violate or conflict with any provision of the Governing Documents of such Shareholder, (b) violate any provision of Law applicable to HoldCo, (c) subject to the receipt of the consents listed in Schedule 2.4, violate or result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract to which HoldCo is a party, or (d) result in the imposition of any Lien on the Julius Securities.

3.4 Consents and Approvals. Schedule 3.4 sets forth a list of each consent, waiver, authorization or approval of any Governmental Authority or any other Person required in connection with the execution and delivery of this Agreement or any of the Related Agreements by HoldCo, including in connection with the exchange of the Julius Securities or the performance by HoldCo of its obligations hereunder or thereunder.

3.5 Title. HoldCo is the sole record and beneficial owner of, and holds good and valid title to, the Julius Securities, free and clear of Liens. The Julius Securities constitute all of the issued and outstanding securities of Julius. There are no outstanding or authorized warrants, options, rights of first refusal, rights of first offer, or other preferential rights, agreements, arrangements or commitments relating to such Julius Securities or obligating HoldCo to sell, assign or grant rights in its respective Julius Securities to any Person except as described in the Merger Agreement. Upon the consummation of the transactions contemplated by this Agreement, Triller will possess good and valid title to the Julius Securities, free and clear of any Liens.

3.6 Securities Law Compliance. HoldCo (a) is acquiring its Class B Common Units for its own account for investment purposes, and not with a view to or intention of distribution, resale, granting any participation in, or otherwise distributing the same, and agrees not to sell or otherwise dispose of the Class B Common Units except in strict compliance with the terms of the LLC Agreement and applicable securities Laws; (b) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; (c) recognizes that no federal or state agency has made any finding or determination as to the fairness of an investment in Triller, nor any recommendation or endorsement of an investment in Triller; (d) has conducted its own analysis and investigation with respect to its investment in the Class B Common Units and has had an opportunity to discuss Triller’s business, management, financial affairs and the terms and conditions of the Exchange with Julius’s management and Triller’s management; (e) understands that the Class B Common Units have not been and will not be registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of HoldCo’s representations as expressed herein; (f) understands that the Class B Common Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, HoldCo must hold the

Unit Exchange Agreement

Class B Common Units indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available; (g) acknowledges that Triller has no obligation to register or qualify the Class B Common Units; (h) acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Class B Common Units, and on requirements relating to Triller which are outside HoldCo’s control and which Triller is under no obligation and may not be able to satisfy; and (i) understands that no public market now exists for the Class B Common Units, and Triller has made no assurances that a public market will ever exist for the Class B Common Units. Neither HoldCo nor any of its affiliates has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation or (b) published any advertisement in connection with the Exchange.

3.7 Claims and Proceedings. There are no Actions pending, or to the Knowledge of Julius, threatened against HoldCo in connection with the transactions contemplated in this Agreement.

3.8 No Brokers. No agent, broker, investment banker or other Person has acted on behalf, or under the authority, of HoldCo or will be entitled to any fee or commission directly or indirectly from HoldCo in connection with the transactions contemplated hereby.

3.9 Non-Reliance. HoldCo has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral, or from or by Triller or any Person acting on Triller’s behalf (including as investment advice or recommendation to acquire the Class B Common Units) relating to the Class B Common Units, Triller or otherwise, other than those expressly set forth in this Agreement (or other related documents referred to herein).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TRILLER

Triller hereby represents and warrants to HoldCo that, as of the Effective Date, subject to such exceptions as are disclosed in the attached Triller disclosure schedules (the “Triller Disclosure Schedules”) or in the SEC Documents:

4.1 Organization. Triller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Triller has all requisite organizational power and authority necessary to own and operate its properties and assets and carry out its business as now conducted, except for any such failures that would not adversely impact, in any material respect, the ordinary course operation of Triller’s business.

4.2 Due Authorization. Triller has all requisite organizational power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and to carry out Triller’s obligations pursuant to the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which it is a party have been duly and validly executed and delivered by Triller and constitute the valid and binding obligation of Triller, enforceable against Triller in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, receivership, conservatorship or similar Laws or judicial decisions relating to or affecting the rights of creditors generally, or by the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies (whether considered in a proceeding in equity or at law).

4.3 No Conflicts. The execution, delivery and performance of this Agreement and each of the Related Agreements to which it is a party by Triller do not and will not (a) violate or conflict with any provision of the Triller Governing Documents, (b) violate any provision of Law applicable to Triller, or (c) violate or result in a material breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract to which Triller is a party, except in the cases of clauses (b) and (c) where the violation, breach, conflict, default or failure to give notice would not adversely impact, in any material respect, the ordinary course operation of Triller’s business.

Unit Exchange Agreement

4.4 Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Authority or any other Person is required in connection with the execution and delivery of this Agreement or any of the Related Agreements to which it is a party by Triller or the performance by Triller of its obligations hereunder or thereunder.

4.5 Capitalization; Subsidiaries.

(a) The authorized capital of Triller consists of (i) an unlimited number of Class A Common Units, (ii) an unlimited number of Class B Common Units, and (iii) an unlimited number of Service Provider Units. Exhibit D sets forth the fully-diluted capitalization of Triller immediately following the Closing, assuming full exercise, conversion and exchange of all convertible, exercisable and exchangeable securities of Triller then outstanding and any notes, instruments or commitments containing a right to securities in Triller. Except for the securities described on Exhibit D as of immediately prior to the Closing, (x) there are no Equity Interests of Triller that are issued and outstanding and (y) there are no: (i) outstanding securities convertible or exchangeable into Equity Interests of Triller; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating Triller to issue, transfer or sell any of its Equity Interests or any securities convertible or exchangeable into Equity Interests or to purchase, redeem, or otherwise acquire any of its outstanding Equity Interests; or (iii) voting trusts or other agreements or understandings to which Triller is a party or by which Triller is bound with respect to the voting, transfer or other disposition of its Equity Interests. All of the Triller securities described on Exhibit D are (i) duly authorized, validly issued, fully paid and nonassessable, (ii) were issued in accordance with all applicable Laws, (iii) not subject to any preemptive rights created by statute, the Triller Governing Documents or any agreement to which Triller is a party; and (iv) free and clear of any Liens in respect thereof.

(b) None of the units described on Exhibit D were issued in violation of any agreement, arrangement or commitment or is subject to any preemptive or similar rights of any Person.

(c) No bonds, debentures, notes, or other indebtedness issued by Triller (i) having the right to vote on any matters on which stockholders or equityholders of Triller may vote (or which is convertible into or exchangeable for securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or ownership interests of Triller, are issued or outstanding.

(d) Triller (i) has no Subsidiaries and (ii) does not hold any right to acquire any Equity Interest in any Person.

4.6 Title to and Totality of Assets. Triller’s assets are sufficient for the continued conduct of its business in substantially the same manner as conducted prior to the Effective Date and constitute all rights, property and assets necessary to conduct its business as currently conducted.

4.7 Equity Valuation. Triller received a draft valuation report from an independent third party, dated June 2, 2022, assessing the liquidation threshold of Triller to be $3,701,008.00 as of March 31, 2022 and the corresponding Fair Market Value given such liquidation threshold to be $11.3664.

4.8 Taxes.

(a) Triller is classified as a partnership for U.S. federal income tax purposes.

Unit Exchange Agreement

(b) There are no federal, state, local or foreign Taxes due and payable by Triller that have not been timely paid. There are no accrued and unpaid federal, state, local or foreign taxes of Triller that are due, whether or not assessed or disputed. There have been no examinations or audits of any Tax Returns or reports by any applicable Governmental Authority. Triller has duly and timely filed all federal, state, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year. All Triller Tax Returns required to be filed on or before the Effective Date are true, complete and correct in all respects.

(c) Triller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

4.9 Intellectual Property.

(a) Triller and its Subsidiaries own or possess sufficient legal rights to all Triller Intellectual Property without any conflicts with, or to the Knowledge of Triller, infringement of, the rights of others and no product or service marketed or sold (or proposed to be marketed or sold) by Triller or its Subsidiaries violates or will violate any license or to the Knowledge of Triller, infringes or will infringe any intellectual property rights of any other party. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Triller Intellectual Property, nor are Triller or any of its Subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. Neither Triller nor any of its Subsidiaries has received any communications in writing that Triller in good faith believes will have a Material Adverse Effect on Triller’s business alleging that Triller or any such Subsidiary has violated, or by conducting Triller business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person. To the Knowledge of Triller, it will not be necessary to use any inventions of any of its or any Subsidiary’s employees or consultants made prior to or outside the scope of their employment or engagement by Triller or such Subsidiary.

4.10 Compliance with Laws. To the Knowledge of Triller, all activities of Triller and its Subsidiaries have been conducted in all material respects in compliance with all applicable Laws. Neither Triller nor any of its Subsidiaries has received any written notice from any Governmental Authority to the effect that Triller or such Subsidiary is not or may not be in compliance with such Laws.

4.11 Claims and Proceedings. Except for Actions which in the reasonable opinion of Triller are unlikely to have a Material Adverse Effect on Triller, there are no Actions pending or, to the Knowledge of Triller, threatened against Triller or any of its Subsidiaries at law or in equity or before or by any Governmental Authority.

4.12 Securities Laws Compliance. Triller (a) is acquiring the Julius Securities for its own account for investment, and not with a view to distribution or resale, and agrees not to sell or otherwise dispose of the Julius Securities except in strict compliance with applicable securities Laws; (b) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act; and (c) recognizes that no federal or state agency has made any finding or determination as to the fairness of an investment in Julius, nor any recommendation or endorsement of an investment in Julius.

4.13 No Brokers. No agent, broker, investment banker or other Person has acted on behalf, or under the authority, of Triller or will be entitled to any fee or commission directly or indirectly from Triller in connection with the transactions contemplated hereby.

Unit Exchange Agreement

ARTICLE 5

INDEMNIFICATION

5.1 Survival Period. For purposes of this Agreement, (a) the representations and warranties contained in Sections 2.1, 2.2, 2.5, 2.9, 2.20, 3.1, 3.2, 3.5, 3.8, 4.1, 4.2, 4.5, 4.8 and 4.13 (each, a “Fundamental Representation”) shall survive until the expiration of the applicable statute of limitations, and (b) all other representations and warranties shall survive for a period of twelve (12) months following the Effective Date. No Party shall be entitled to recover for any Losses pursuant to Sections 5.2 or 5.3 unless a Claim Notice is delivered to the Indemnifying Party on or before the applicable date set forth in this Section 5.1, in which case the Claim set forth in the Claim Notice shall survive the applicable date set forth in this Section 5.1 until such time as such Claim is fully and finally resolved. The covenants and agreements set forth in this Agreement and to be performed to any extent at or after the Effective Date shall survive until fully discharged and performed, and any Claims in respect of a breach of such covenants to be performed in any respect after the Effective Date may be made at any time within the applicable statute of limitations. Notwithstanding the foregoing, any Claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such Claims shall survive until finally resolved.

5.2 Indemnification by Triller. Triller shall indemnify and hold harmless HoldCo and its Affiliates and their respective stockholders, officers, directors, managers, agents and representatives (collectively, the “HoldCo Indemnified Parties”) from and against all Losses that the HoldCo Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty of Triller contained in Article 4, or (b) any breach of any covenant or agreement of Triller contained in this Agreement (the amount of such Losses, the “Triller Indemnifiable Amount”).

5.3 Indemnification by HoldCo. HoldCo shall indemnify and hold harmless Triller and its Affiliates (including, after the Closing, Julius and its Subsidiaries) and their respective officers, directors, managers, members, agents and representatives (collectively, the “Triller Indemnified Parties”) from and against all Losses that the Triller Indemnified Parties may suffer or sustain by reason of or arising out of (a) any inaccuracy in any representation or warranty of HoldCo contained in Article 2 or Article 3, (b) any breach of any covenant or agreement of HoldCo or Julius contained in this Agreement and/or Indebtedness of Julius outstanding as of the Closing, to the extent not paid or satisfied by Julius or HoldCo (as applicable) at or prior to the Closing or not accounted for in the adjustments set forth in Section 1.1; or (c) any appraisal rights under Section 262 of the Delaware General Corporation Law arising in connection with the Merger (the amount of such Losses, the “HoldCo Indemnifiable Amount”). No Triller Indemnified Party shall be permitted to make a Claim in respect of, and HoldCo shall not have any indemnification obligation with respect to, any amount of any Losses to the extent such amount of Losses have been accounted for in adjustments set forth in Section 1.1.

5.4 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement other than as may be provided in this Section 5.4, neither the Triller Indemnifiable Amount nor the HoldCo Indemnifiable Amount shall exceed $2,500,000.00 in the aggregate (the “General Cap”); provided, however, that with respect to a breach of any of the Fundamental Representations or a Claim based on any of Sections 5.2(b), 5.3(b) or 5.3(c) neither the Triller Indemnifiable Amount nor the HoldCo Indemnifiable Amount shall exceed in the aggregate an amount equal to the aggregate amounts paid, payable, issued and issuable to HoldCo pursuant to this Agreement and provided further that in the case of Fraud or willful misconduct of an Indemnifying Party neither the Triller Indemnifiable Amount nor the HoldCo Indemnifiable Amount shall be subject to any cap. Notwithstanding anything to the contrary contained herein, except in the case of Fraud or willful misconduct (i) the obligations of HoldCo to indemnify and hold harmless the Triller Indemnified Parties shall be satisfied solely via the redemption of Class B Common Units; and (ii) the obligations of Triller to indemnify and hold harmless the HoldCo Indemnified Parties shall be satisfied solely via the issuance of Triller Indemnity Units.

Unit Exchange Agreement

(b) Except in the case of Fraud, in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(c) Except in the case of Fraud, in no event shall any Indemnifying Party be liable to any HoldCo Indemnified Party pursuant to Section 5.2(a) (other than with respect to Fundamental Representations) or any Triller Indemnified Party pursuant to Section 5.3(a) (other than with respect to Fundamental Representations), as applicable, until the aggregate amount of all Losses in respect of Claims made by the HoldCo Indemnified Parties or Triller Indemnified Parties, as applicable, exceeds $100,000 (the “Deductible”), in which event the Indemnifying Party shall be required to pay or be liable for all such Losses from the first dollar.

(d) Payments by an Indemnifying Party pursuant to this Article 5 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party (or Julius) or attributable to the Indemnified Party based on such Indemnified Party’s direct or indirect ownership of Triller or any of its Subsidiaries, in each case, in respect of any such Claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses; provided, that in no event shall the Indemnified Party be required to seek recovery under insurance policies or indemnity, contribution or other similar agreements prior to seeking indemnification under this Agreement.

(e) Each Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f) For purposes of this Article 5, qualifications as to material, materiality, Material Adverse Effect or other qualifiers of similar import contained in any representations and warranties shall not be given effect for purposes of calculating any Losses.

5.5 Indemnification Claims.

(a) If an Indemnified Party (the “Claimant”) wishes to assert an indemnification claim hereunder (a “Claim”), the Claimant shall deliver to the responsible Indemnifying Party a written notice (a “Claim Notice”) setting forth (i) a description of the matter giving rise to the Claim, including a reasonably detailed description of the facts and circumstances known to Claimant giving rise to the Claim, and (ii) to the extent determinable based on facts known to the Claimant at such date, an estimate of the monetary amounts actually incurred or expected to be incurred for which indemnification is sought.

(b) Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Party shall (i) acknowledge in writing its responsibility for all or part of such matter for which indemnification is sought under this Article 5, and will either (A) satisfy (subject to the terms and conditions of Section 5.4) the portion of such matter as to which responsibility is acknowledged, or (B) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of its obligations hereunder, and/or (ii) give written notice to the Indemnified Party of its intention to dispute or contest all or part of such responsibility. Upon delivery of such notice of intention to contest, the Parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter. If the Parties fail to resolve such dispute within ninety (90) days of delivery of the notice of intention to contest, either Party may submit such dispute for resolution pursuant to Section 6.12.

Unit Exchange Agreement

5.6 Defense of Third-Party Claims.

(a) If an Indemnified Party receives written notice or otherwise obtains knowledge of any third-party claim or any threatened third-party claim that gives rise or is reasonably likely to give rise to a Claim against an Indemnifying Party, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such third-party claim in reasonable detail. The untimely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall relieve the Indemnifying Party of liability with respect to such third-party claim only to the extent that it has actually been prejudiced by lack of timely notice under this Section 5.6(a) with respect to such third-party claim. The Indemnifying Party shall have the right, at its option, to assume the defense of any such third-party claim with counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party. If the Indemnifying Party elects to assume the defense of an indemnification for any such third-party claim, then:

(i) Except as set forth in Section 5.6(b), the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter so long as the Indemnifying Party continues to diligently conduct such defense;

(ii) The Indemnified Party shall, subject to the Indemnifying Party’s agreement to appropriate confidentiality restrictions, use reasonable efforts to make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s representatives that the Indemnifying Party reasonably considers necessary or desirable for the defense of such matter and shall, upon prior request and to the extent reasonably necessary in connection with the defense of such claim, make available to the Indemnifying Party reasonable access to the Indemnified Party’s personnel; provided that nothing herein shall require the Indemnified Party to disclose privileged documents that are unrelated to such claim except to the extent Indemnified Party is compelled to do so by a court of competent jurisdiction; and

(iii) The Indemnified Party shall not be required to admit any liability with respect to such third-party claim.

(b) If (i) the Indemnifying Party fails or refuses to assume the defense of and indemnification for such third-party claim within thirty (30) days of receipt of notice of such claim in accordance with Section 5.6(a), (ii) the Indemnifying Party fails to actively and diligently defend such third-party claim following any such acceptance, (iii) the third-party claim includes an injunction or seeks other equitable relief, or (iv) the Indemnified Party shall have been advised by counsel reasonably acceptable to the Indemnifying Party that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party, then at the Indemnified Party’s option, the Indemnified Party may assume the defense and if it assumes the defense, the Indemnified Party shall proceed to actively and diligently defend such third-party claim with the assistance of counsel of its selection, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such third-party claim, with its own counsel and the Indemnifying Party’s own expense; provided, that if the Indemnifying Party agrees in writing that the Indemnified Party is entitled to indemnification hereunder for such third-party claim, and the Indemnifying Party is otherwise determined to be obligated for the Losses under this Article 5 in respect of such third-party claim, then the Losses recoverable by Indemnified Party shall include all costs and expenses, including of the defense set forth herein.

Unit Exchange Agreement

(c) No third-party claim may be settled by the Indemnified Party without notice to, and the written consent of, the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. No third-party claim may be settled by the Indemnifying Party without notice to, and the written consent of, the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Section 5.5, the decision not to pursue an appeal (whether as of right or discretionary) shall be deemed to be a decision to settle or compromise, requiring the prior written consent of the Party that has not assumed the defense of such matter, which consent shall not be unreasonably withheld, conditioned or delayed.

5.7 Redemption of Class B Common Units; Restrictions on Transfer of Class B Common Units; Issuance of Triller Indemnity Units.

(a) The number of Class B Common Units to be redeemed by Triller in respect of any Claim shall be obtained by calculating the fraction, the numerator of which is the aggregate amount of Losses the Triller Indemnified Parties suffered in respect of such Claim and the denominator of which is the Triller Per-Unit Value. After the final and non-appealable resolution of any Claims by a court of competent jurisdiction that will result in the redemption of Class B Common Units as contemplated herein, Triller shall be authorized to make effective any and all redemptions of Class B Common Units through a written entry in the unit register, stock records or other equivalent record of Triller, and no further action or documentation (including any approvals or consent by HoldCo or any of its direct or indirect equityholders) shall be required to give effect to any such redemption. At Triller’s request, HoldCo shall take (or cause to be taken) all actions that Triller determines in its reasonable discretion are appropriate or desirable to document any and all redemptions of Class B Common Units, including to execute and deliver to Triller one or more transfer powers evidencing the transfer of Class B Common Units to Triller. During the period when any Class B Common Units are subject to redemption by Triller pursuant to this Article 5, no sale, transfer or other disposition of any Class B Common Units may be made of any made by HoldCo except with the express written consent of Triller, which consent Triller may withhold in its sole and absolute discretion. Any transfer or purported transfer in violation of this Section 5.7 shall be void ab initio.

(b) The number of Triller Indemnity Units to be issued by Triller in respect of any Claim (as defined below) shall be obtained by calculating the fraction, the numerator of which is the aggregate amount of Losses the HoldCo Indemnified Parties suffered in respect of such Claim and the denominator of which is the Triller Per-Unit Value. After the final resolution of any Claims that will result in the issuance of Triller Indemnity Units as contemplated herein, Triller shall make effective any and all issuances of Triller Indemnity Units through a written entry in the unit register, stock records or other equivalent record of Triller.

5.8 Effect of Investigation. The representations and warranties of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any closing condition set forth in this Agreement.

5.9 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Actions (other than Actions arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 5. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 5. Nothing in this Section 5.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to applicable Law or to seek any remedy on account of Fraud by any party hereto.

Unit Exchange Agreement

ARTICLE 6

MISCELLANEOUS

6.1 Definitions.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such first Person. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right, by Contract or otherwise, to direct or cause the direction of management and policies of such Person through the ownership of voting securities or otherwise.

“Cash Flows” means the net cash flows of Julius during a stated reference period, provided that neither any transaction expenses of Julius or Holdco incurred in the connection with the consummation of the Transactions nor the repayment or servicing (by payment of interest or otherwise) of any Indebtedness set forth on Schedule 1.4(a)(x) shall be included in the determination of net cash flows of Julius for any Measurement Period.

“Certificate of Formation” means the Certificate of Formation of Julius.

“Class B Common Units” means membership interests of Triller designated as “Class B Common Units” in the LLC Agreement, together with any successor securities for or into which Class B Common Units are respectively exchanged or converted (whether as a result of a business combination, recapitalization, reorganization, restructuring, reclassification or other similar transaction or series of related transactions).

“Closing Indebtedness” means the outstanding Indebtedness of Julius as of the 12:01 am on the Closing Date.

“Contract” means any agreement, arrangement, contract, commitment or other legally binding contractual right or obligation, whether or not reduced to writing.

“Convertible Notes” means (a) that certain Convertible Promissory Note, dated as of December 29, 2020, by JuliusINC in favor of Mark Gerson, in the original principal sum of $100,000; and (b) that certain Convertible Promissory Note, dated as of December 29, 2020, by JuliusINC in favor of Jared Augustine, in the original principal sum of $25,000, in each case, as may be amended, restated, supplemented or otherwise modified from time to time, and together with any subscription agreement entered into in connection therewith.

“Earnout Units” means any Class B Common Units issued by Triller to HoldCo as Earnout Consideration.

“Employee Benefit Plans” means all “employee benefit plans” as such term is defined in Section 3(3) of ERISA, any other employment, compensation, employee benefit, pension, welfare benefit, deferred compensation bonus, commission, deferred compensation, incentive compensation, restricted equity, equity purchase, equity option, equity appreciation right, profits interest, supplemental pension, profit sharing, savings, vacation, sick leave, severance, termination, change in control, retention, supplemental unemployment benefit, life insurance, scholarship, tuition reimbursement, welfare or other similar plan, program, agreement, policy, commitment, arrangement or benefit (i) that is sponsored or maintained by Julius or any of its ERISA Affiliates (as defined below) for the benefit of any current or former employees, consultants or directors of Julius, (ii) to which Julius contributes, or has an obligation to contribute, with respect to current or former employees, consultants or directors of Julius, or (iii) to which Julius may otherwise have any liability, whether direct or indirect (including any such plan or other arrangement previously maintained by Julius or any of its ERISA Affiliates).

Unit Exchange Agreement

“Equity Interests” means capital stock (or similar interest) or other equity or equity-like ownership (including any options, purchase rights, subscription rights, conversion rights, exchange rights or other similar right or security convertible, exchangeable or exercisable therefor, or any Contract that could require the issuance or sale of, or otherwise cause to become outstanding, any of the foregoing).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with Julius within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Fair Market Value” means the fair market value of one Class B Common Unit, as reasonably determined by Triller based upon the then-current 409A valuation; provided, however, that if Class B Common Units are listed on a national securities exchange the fair market value thereof shall be equal to the average closing price of the Class B Common Units on such exchange in the fifteen (15) trading day period expiring on the trading day immediately preceding any determination of such fair market value.

“First Measurement Period” means the period commencing on January 1, 2022 and ending on December 31, 2022; provided, however, the First Measurement Period with respect to the Annual Cash Flow Condition shall mean the period commencing on the Closing Date and ending on December 31, 2022.

“Fraud” means common law intentional fraud with the element of scienter.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Gross Revenue” means the total gross receipts actually received by Julius from the sale, license, development, commercialization or other monetization of Julius’s products and services, less (i) discounts, rebates and promotional allowances and (ii) returns and refunds.

“Indebtedness” means, without duplication and with respect to Julius, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by Julius on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” means any of the HoldCo Indemnified Parties and the Triller Indemnified Parties, as the case may be.

“Indemnifying Party” means a Party from whom indemnification may be sought pursuant to Article 5.

Unit Exchange Agreement

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Key Employees” means Jared Augustine, Karin Swanson, Henry Langer and Cole McMannus.

“Knowledge of Julius” means the knowledge of the Key Employee or Julius’s CFO or Secretary after due inquiry and reasonable investigation.

“Knowledge of Triller” means the knowledge of Mahi de Silva, Paul Kahn, Ryan Kavanaugh or Bobby Sarnevesht after due inquiry and reasonable investigation.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, directive, code, permit, treaty, regulation, decision, guideline, order, requirement or rule of common law enforced, made, rendered or promulgated by or on behalf of a Governmental Authority.

“Lease Agreement” means any lease or similar agreement pertaining to the Leased Real Property.

“Liabilities” means, without duplication, all liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (including, without duplication, Indebtedness).

“Licensed Intellectual Property” means all Intellectual Property in which Julius or any Subsidiary holds any rights or interests granted by other Persons, including any of its Affiliates.

“Liens” means any security interest, pledge, mortgage, deed of trust, lien, charge, claim, easement, encroachment, right of first refusal, or other similar encumbrance, including any restriction on use, voting, transfer, receipt or income or exercise of any other attribute of ownership, in each case other than those arising from federal or state securities laws.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Triller dated as of August 17, 2022.

“Losses” means all obligations, penalties, fines, judgments, assessments, losses, damages, liabilities, interest, awards, deficiencies, costs and expenses, including reasonable attorneys’ fees and any expenses.

Unit Exchange Agreement

“Management Equity Agreement” means an agreement between Triller and a Key Employee, in substantially the form attached hereto as Exhibit C, to be entered into and made effective as of the Closing and which governs the issuance, vesting and forfeiture of the Management Incentive Equity.

“Material Adverse Effect” means, with respect to any Person, any (a) material impairment of the ability of such Person or its Subsidiaries to perform its obligations under this Agreement or any Related Agreement or (b) event, occurrence, fact, condition, change, development or effect that is or could reasonably be expected to become materially adverse to the results of operations, financial condition or business of such Person or its Subsidiaries; provided, however, that “Material Adverse Effect” shall not include the effect of any event, circumstance, change, or state of facts arising out of or attributable to any of the following, either alone or in combination: (A) the U.S. or global economy or capital or financial markets generally, including interest or exchange rates, (B) the industries in which such Person or its Subsidiaries operate, (C) legal, tax, regulatory, political or economic conditions, (D) Law or accounting requirements or principles, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, (E) the execution, announcement (including the identity of the parties hereto), performance or pendency of, or compliance with, this Agreement or the consummation of the Transactions, (including the threatened or actual impact on relationships of such Person or its Subsidiaries with customers, vendors, suppliers, distributors, landlords or other business partners (including the threatened or actual termination, suspension, modification or reduction of such relationships)), (F) earthquakes, floods, hurricanes, pandemics or other natural disasters, (G) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, (H) any failure by such Person or its Subsidiaries to meet or exceed internal projections, forecasts or revenue or earnings predictions for any period, or (I) the expiration or termination of any Contract in accordance with its terms (other than due to a default by such Person or its Subsidiaries); provided further that any event, occurrence, fact, condition or change referred to in subparagraphs (A), (B), (C) or (D) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on such Person or its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries conducts its business.

“Measurement Period” means, as applicable, the First Measurement Period and Second Measurement Period.

“Person” means any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Promissory Notes” means (a) that certain Simple Agreement for Future Equity, dated as of February 14, 2022, by JuliusINC in favor of Mark Gerson, in the original principal sum of $100,000.00; and (b) that certain Simple Agreement for Future Equity, dated as of February 14, 2022, by JuliusINC in favor of Jared Augustine, in the original principal sum of $25,000.00, in each case, as may be amended, restated, supplemented or otherwise modified from time to time, and together with any subscription agreement entered into in connection therewith.

“Related Agreements” means the LLC Agreement and each other document, certificate or instrument required by this Agreement to be executed by any Party.

“Stock Incentive Plan” means that certain 2017 Stock Incentive Plan of JuliusINC, as amended.

“Subsidiary” means any business entity with respect to which a Person specified herein (or a Subsidiary thereof) owns an Equity Interest.

Unit Exchange Agreement

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies or other assessments, including any federal, state, local or foreign net income, gross income, gross receipts, unitary, license, payroll, unemployment, excise, severance, stamp duty, occupation, premium, windfall profits, environmental, occupational, leasing, lease, fuel, customs, duties, franchise, profits, withholding, Social Security, social insurance, unemployment, disability, ad valorem, real property, personal property (tangible and intangible), sales, use, transfer, registration, value-added, filing, recordation, alternative or minimum, estimated, liability under any escheat or unclaimed property Law, or any other kind of tax whatsoever, including the recapture of any tax items, and including any interest, addition, penalty or other associated charge thereto, whether disputed or not, and (b) any liability in respect of the foregoing as a result of any obligation to indemnify any other Person, by operation of Law, as transferee or successor, by contract or otherwise.

“Tax Returns” means any returns, forms, declarations, elections, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment, collection, payment or refund of any Taxes or the administration of any Laws relating to any Taxes, and “Tax Return” means any one of them.

“Julius Governing Documents” means (a) the Certificate of Formation and the limited liability company agreement of Julius (as amended and restated from time to time).

“Julius Intellectual Property” means all Intellectual Property that is owned or held for use by Julius or any Subsidiary.

“Julius IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which Julius or a Subsidiary is a party, beneficiary or otherwise bound.

“Julius IP Registrations” means all Julius Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Triller Governing Documents” means the Certificate of Formation and the LLC Agreement of Triller (as amended and restated from time to time).

“SEC” means the United States Securities & Exchange Commission.

“SEC Documents” means the following documents filed with the SEC by SeaChange International, Inc., a Delaware corporation, together with any exhibits attached thereto: (i) that certain Current Report on Form 8-K filed on December 22, 2021; (ii) that certain Registration Statement on Form S-4 filed on February 22, 2022 and each Amendment thereto; (iii) that certain Current Report on Form 8-K filed on April 15, 2022; that certain Current Report on Form 8-K filed on June 13, 2022; and (v) each prospectus filed pursuant to Rule 425 under the Securities Act since December 22, 2021.

“Second Measurement Period” means the fiscal year of Julius ending December 31, 2023.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Triller Indemnity Units” means Class B Common Units issued by Triller in satisfaction of a Claim with respect to which Triller is the Indemnifying Party.

“Triller Per-Unit Value” means, with respect to any issued Earnout Unit or Triller Indemnity Unit, the then-current Fair Market Value as of the date of issuance.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

Unit Exchange Agreement

“Triller Intellectual Property” means all patents, patent applications (whether provisional or non-provisional); trademarks, trademark applications, service marks, service mark applications, tradenames, trade dress, brands, logos, together with the goodwill associated therewith; copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, source code, computer programs, applications, firmware and other code, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and any and all such cases as are owned by Triller or any of its Subsidiaries or used by Triller or any of its Subsidiaries in the conduct of the Triller or any of its Subsidiaries’ business as currently conducted.

6.2 Rules of Construction. The headings of Articles and Sections are provided for convenience only and do not affect the construction or interpretation of this Agreement. Any reference in this Agreement to an “Article,” “Section,” “Schedule” or “Exhibit” refers to the corresponding article, section, schedule or exhibit of or to this Agreement, unless the context indicates otherwise. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract as of a given date means the Contract as amended, supplemented and modified from time to time through such date. All pronouns and any variations thereof shall be construed to refer to such gender and number as the identity of the Person or Persons may require. The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement. Words such as “hereof,” “herein,” “hereunder,” and “hereinafter,” refer to this Agreement as a whole, unless the context otherwise requires. All dollar references set forth herein are in United States dollars. Each Party acknowledges that such Party, either directly or through such Party’s representatives, has participated in the drafting of this Agreement, and any applicable rule of construction that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

6.3 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Party to whom the same is directed, sent by registered or certified mail, return receipt requested, or by international overnight courier, addressed to such Party at such Party’s address appearing below, by facsimile transmission during normal business hours to the facsimile number set below (followed by notice by mail within two (2) business days), or by electronic mail to the email address set forth below during normal business hours or to such other address as the Parties may from time to time specify by notice in accordance with this Section 6.3. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, at the applicable address.

If to Triller or Julius:	Triller Hold Co LLC

2121 Avenue of the Stars Ste 2350

Los Angeles, CA 90067

Attn: General Counsel

Email: dtraub@triller.co

If to Holdco:	Julius Holdings Inc.

114 W 26th Street, 5th Floor

New York, NY 10001

Attn: Jared Augustine

Email: jared@julius.com

Copies of all notices to HoldCo, which copies shall not constitute notice, shall be sent to:

Nixon Peabody LLP

Tower 46, 55 West 46th Street

New York, NY 10036-4120

Unit Exchange Agreement

Attention: Kevin M. Grant, Esq.; Daniel C. Belostock, Esq.

Telephone No.: 212.940.3759

Email:kgrant@nixonpeabody.com;

dbelostock@nixonpeabody.com

6.4 Successors and Assigns. No Party may assign or otherwise transfer this Agreement or any of its rights hereunder to any Person without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors, personal representatives, heirs and permitted assigns.

6.5 Entire Agreement. This Agreement (along with all schedules and exhibits attached hereto), the Related Agreements and the Merger Agreement embody the entire agreement and understanding among the Parties with respect to the subject matter hereof.

6.6 Amendments. This Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by each Party.

6.7 Counterparts. This Agreement may be executed in several original or electronic counterparts, each of which is an original, but all of which shall constitute one instrument. Counterparts may be delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.8 Third-Party Rights. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

6.9 Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.

6.10 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

6.11 Governing Law. The Laws of the State of Delaware, without regard to conflicts of Laws principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties hereto.

6.12 Dispute Resolution. Any claim, demand, disagreement, controversy or dispute that arises regarding, from or in connection with this Agreement or the breach or alleged breach or termination thereof (collectively, a “Dispute”), between or among the Parties shall be resolved in accordance with the following dispute resolution procedures:

(a) Cooperation. If a Dispute arises, any Party may notify the other Parties by sending a written notice (a “Dispute Notice”), which Dispute Notice shall identify the Dispute in reasonable detail and set forth briefly the notifying Party’s position with respect to the Dispute. Upon receipt of any Dispute Notice, the Parties shall use reasonable efforts to cooperate and arrive at a mutually acceptable resolution of the Dispute within the next thirty (30) days.

Unit Exchange Agreement

(b) Arbitration. In the event that the Dispute is not resolved pursuant to the procedures described in Section 6.12(a), the Dispute will be submitted to binding arbitration with JAMS in Los Angeles, California in accordance with its Comprehensive Arbitration Rules and Procedures. The arbitration shall be decided by a single arbitrator. Upon the conclusion of the arbitration hearing, the arbitrator shall prepare in writing and provide to the Parties an award, which shall be final and binding on the Parties, including factual findings and the reasons on which the arbitrator’s decision is based. Besides any other relief awarded or granted by the arbitrator, the prevailing party in any arbitration as determined by the arbitrator may recover its costs and expenses of arbitration, including attorneys’ fees and costs.

(c) Fees and Expenses. Except to the extent specifically set forth in this Agreement, the Parties shall pay their own fees and expenses incurred in connection with the Dispute resolution proceedings set forth in this Section 6.12, provided that in the case of an arbitration, the arbitrator may include in its decision the award of fees and expenses to the prevailing party.

(d) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER RELATED AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.13 Public Announcements. Neither Julius nor HoldCo will issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Triller, and Triller will not issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Julius. For purposes of this Section 6.13, statements made in confidence to financial advisors, consultants, accountants, attorneys and other advisors who have a need to know such information in order to provide services to Julius or HoldCo and who are subject to a duty of confidentiality shall not be deemed public statements.

6.14 Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement and the Related Agreements. Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and Related Agreements.

[Signature Page Follows]

Unit Exchange Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

TRILLER

TRILLER HOLD CO LLC, a Delaware limited liability company

/s/ M. Darren Traub
By M. Darren Traub
Its General Counse

Signature Page

Unit Exchange Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

JULIUS

JULIUSWORKS, LLC, a Delaware limited liability company

/s/ Jared Augustine
By Jared Augustine
Its Chief Executive Officer

Signature Page

Unit Exchange Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

HOLDCO

JULIUS HOLDINGS INC., a Delaware corporation

/s/ Jared Augustine
By Jared Augustine
Its Chief Executive Officer

Signature Page

Unit Exchange Agreement

SCHEDULE 1.3

SCHEDULE 1.4(A)(X)

•	.

EXHIBIT A

PRE-REORGANIZATION JULIUS CAPITALIZATION TABLE

(See Attached)

EXHIBIT B

MANAGEMENT INCENTIVE EQUITY ALLOCATIONS

(See Attached)

EXHIBIT C

FORM OF MANAGEMENT EQUITY AGREEMENT

(See Attached)

EXHIBIT D

TRILLER CAPITALIZATION TABLE

(See Attached)